PRICING SUPPLEMENT
Dated October 14, 2026
Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-298611
(To Prospectus dated October 1, 2026,
Prospectus Supplement dated October 1, 2026,
Underlier Supplement dated October 1, 2026
and Product Supplement dated October 1, 2026)

The Bank of Nova Scotia $19,726,800 Trigger Autocallable GEARS

Linked to the Nikkei 225 Index due October 16, 2031

Investment Description

The Bank of Nova Scotia Trigger Autocallable GEARS (the “Securities”) are senior unsecured debt securities issued by The Bank of Nova Scotia (“BNS” or the “issuer”) linked to the performance of the Nikkei 225 Index (the “underlying asset”). BNS will automatically call the Securities (an “automatic call”) if the closing level of the underlying asset on the observation date is equal to or greater than the autocall barrier, which is equal to the closing level of the underlying asset on the trade date (the “initial level”). If the Securities are subject to an automatic call, BNS will pay you a cash payment per Security on the call settlement date equal to the “call price”, which is the principal amount plus a call return based on the call return rate, and no further payments will be owed to you under the Securities. If the Securities are not subject to an automatic call, the amount you receive at maturity will be based on the direction and percentage change in the level of the underlying asset from the initial level to the final level (the “underlying return”) and whether the closing level of the underlying asset on the final valuation date (the “final level”) is less than the downside threshold. If the Securities are not subject to an automatic call and the underlying return is positive, BNS will pay you a cash payment per Security at maturity equal to the principal amount plus a percentage return equal to the underlying return multiplied by the upside gearing. If the Securities are not subject to an automatic call, the underlying return is zero or negative and the final level is equal to or greater than the downside threshold, BNS will pay you a cash payment per Security at maturity equal to the principal amount. If, however, the Securities are not subject to an automatic call, the underlying return is negative and the final level is less than the downside threshold, BNS will pay you a cash payment per Security at maturity that is less than the principal amount, if anything, resulting in a percentage loss on your principal amount equal to the underlying return and, in extreme situations, you could lose your entire investment in the Securities. Investing in the Securities involves significant risks. The Securities do not pay interest. You may lose a significant portion or all of your investment in the Securities. The contingent repayment of principal applies only if you hold the Securities to maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of BNS. If BNS were to default on its payment obligations you may not receive any amounts owed to you under the Securities and you could lose your entire investment in the Securities.

Features

❑

Automatic Call Feature: BNS will automatically call the Securities if the closing level of the underlying asset on the observation date is equal to or greater than the autocall barrier, which is equal to the initial level. If the Securities are subject to an automatic call, BNS will pay you a cash payment per Security on the call settlement date equal to the call price. Following an automatic call, no further payments will be owed to you under the Securities.

❑

Enhanced Exposure to Positive Underlying Return: If the Securities are not subject to an automatic call, at maturity, the Securities provide exposure to any positive underlying return multiplied by the upside gearing.

❑

Contingent Repayment of Principal at Maturity with Potential for Full Downside Market Exposure: If the Securities are not subject to an automatic call, the underlying return is zero or negative and the final level is equal to or greater than the downside threshold, BNS will pay you a cash payment per Security at maturity equal to the principal amount. If, however, the Securities are not subject to an automatic call, the underlying return is negative and the final level is less than the downside threshold, BNS will pay you a cash payment per Security at maturity that is less than the principal amount, if anything, resulting in a percentage loss on your principal amount equal to the underlying return and, in extreme situations, you could lose your entire investment in the Securities. The contingent repayment of principal applies only if you hold the Securities to maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of BNS.

Key Dates

Trade Date*	October 14, 2026
Settlement Date*	October 16, 2026
Observation Date**	October 21, 2027
Final Valuation Date**	October 8, 2031
Maturity Date**	October 16, 2031
*

We expect to deliver the Securities against payment on the second business day following the trade date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in one business day (T+1), unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Securities in the secondary market on any date prior to one business day before delivery of the Securities will be required, by virtue of the fact that each Security initially will settle in two business days (T+2), to specify alternative settlement arrangements to prevent a failed settlement of the secondary market trade.

**	Subject to postponement in the event of a market disruption event, as described under “Additional Terms of the Securities” herein.

Notice to investors: the Securities are significantly riskier than conventional debt instruments. The issuer is not necessarily obligated to repay the principal amount of the Securities at maturity, and the Securities may have the same downside market risk as that of the underlying asset. This market risk is in addition to the credit risk inherent in purchasing a debt obligation of BNS. You should not purchase the Securities if you do not understand or are not comfortable with the significant risks involved in investing in the Securities.

You should carefully consider the risks described under “Key Risks” beginning on page P-4 herein and under “Additional Risk Factors Specific to the Notes” beginning on page PS-6 of the accompanying product supplement and “Risk Factors” beginning on page S-2 of the accompanying prospectus supplement and on page 8 of the accompanying prospectus. Events relating to any of those risks, or other risks and uncertainties, could adversely affect the market value of, and the return on, your Securities. You may lose a significant portion or all of your investment in the Securities. The Securities will not be listed or displayed on any securities exchange or any electronic communications network.

Security Offering

The Securities are offered at a minimum investment of $1,000, or 100 Securities at $10 per Security, and integral multiples of $10 in excess thereof.

Underlying Asset	Bloomberg Ticker	Initial Level	Call Return Rate*	Autocall Barrier	Upside Gearing	Downside Threshold	CUSIP	ISIN
Nikkei 225 Index	NKY	67,744.29	18.00%	67,744.29, which is 100.00% of the Initial Level	2.00	50,808.22, which is 75.00% of the Initial Level	06419Y651	US06419Y6510

* The call return is based on the call return rate and is applicable only if the Securities are automatically called.

The initial estimated value of your Securities at the time the terms of your Securities were set on the trade date was $9.61 per principal amount, which is less than the issue price to public listed below. See “Additional Information Regarding Estimated Value of the Securities” herein and “Key Risks — Risks Relating to Estimated Value and Liquidity” beginning on page P-5 of this document for additional information. The actual value of your Securities at any time will reflect many factors and cannot be predicted with accuracy.

See “Additional Information About BNS and the Securities” on page P-ii. The Securities will have the terms set forth in the accompanying product supplement dated October 1, 2026, underlier supplement dated October 1, 2026, prospectus supplement dated October 1, 2026, prospectus dated October 1, 2026 and this document.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these Securities or passed upon the adequacy or accuracy of this document, the accompanying product supplement, underlier supplement, prospectus supplement or prospectus. Any representation to the contrary is a criminal offense.

The Securities are not insured by the Canada Deposit Insurance Corporation (the “CDIC”) pursuant to the Canada Deposit Insurance Corporation Act (the “CDIC Act”) or the U.S. Federal Deposit Insurance Corporation or any other government agency of Canada, the U.S. or any other jurisdiction. The Securities are not bail-inable debt securities under the CDIC Act.

Offering of Securities	Issue Price to Public	Underwriting Discount(1)(2)			Proceeds to The Bank of Nova Scotia(1)(2)
	Total	Per Security	Total	Per Security	Total	Per Security
Securities linked to the Nikkei 225 Index	$19,726,800.00	$10.00	$493,170.00	$0.25	$19,233,630.00	$9.75

(1) Scotia Capital (USA) Inc. (“SCUSA”), our affiliate, has agreed to purchase the Securities at the principal amount and, as part of the distribution of the Securities, has agreed to sell the Securities to UBS Financial Services Inc. (“UBS”) at the discount specified in the table above. See “Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any)” herein for additional information.

(2) UBS or one of its affiliates is to conduct hedging activities for us in connection with the Securities. These amounts exclude any profits to UBS, BNS or any of our or their respective affiliates from hedging. See “Key Risks” and “Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any)” herein for additional considerations relating to hedging activities.

Scotia Capital (USA) Inc.	UBS Financial Services Inc.

Additional Information About BNS and the Securities

You should read this pricing supplement together with the prospectus dated October 1, 2026, as supplemented by the prospectus supplement dated October 1, 2026, the underlier supplement dated October 1, 2026 and the product supplement (Market-Linked Notes, Series A) dated October 1, 2026, relating to our Senior Note Program, Series A, of which these Securities are a part. Capitalized terms used but not defined in this pricing supplement will have the meanings given to them in the product supplement.

The Securities may vary from the terms described in the accompanying prospectus, prospectus supplement, underlier supplement and product supplement in several important ways. You should read this pricing supplement carefully, including the documents incorporated by reference herein. In the event of any conflict between this pricing supplement and any of the foregoing, the following hierarchy will govern: first, this pricing supplement; second, the accompanying product supplement; third, the accompanying underlier supplement; fourth, the accompanying prospectus supplement; and last, the accompanying prospectus. You may access these documents on the SEC website at www.sec.gov as follows (or if that address has changed, by reviewing our filings for the relevant date on the SEC website).

This pricing supplement, together with the documents listed below, contains the terms of the Securities and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Key Risks” herein, in “Additional Risk Factors Specific to the Notes” of the accompanying product supplement and in “Risk Factors” of the accompanying prospectus supplement and of the accompanying prospectus, as the Securities involve risks not associated with conventional debt securities.

We urge you to consult your investment, legal, tax, accounting and other advisors concerning an investment in the Securities in light of your particular circumstances.

You may access these documents on the SEC website at www.sec.gov as follows:

♦Product Supplement (Market-Linked Notes, Series A) dated October 1, 2026:
http://www.sec.gov/Archives/edgar/data/9631/000183988226048521/bns_424b2-31770.htm

♦Underlier Supplement dated October 1, 2026:

http://www.sec.gov/Archives/edgar/data/9631/000183988226048979/bns_424b2-31771.htm

♦Prospectus Supplement dated October 1, 2026:

http://www.sec.gov/Archives/edgar/data/9631/000183988226048532/bns_424b3-31769.htm

♦Prospectus dated October 1, 2026:
http://www.sec.gov/Archives/edgar/data/9631/000119312526410029/d175586d424b3.htm

References to “BNS”, “we”, “our” and “us” refer only to The Bank of Nova Scotia and not to its consolidated subsidiaries and references to the “ Trigger Autocallable GEARS” or the “Securities” refer to the Securities that are offered hereby. Also, references to the “accompanying product supplement” mean the BNS product supplement, dated October 1, 2026, references to the “accompanying underlier supplement” mean the BNS underlier supplement, dated October 1, 2026, references to the “accompanying prospectus supplement” mean the BNS prospectus supplement, dated October 1, 2026 and references to the “accompanying prospectus” mean the BNS prospectus, dated October 1, 2026.

BNS reserves the right to change the terms of, or reject any offer to purchase, the Securities prior to their issuance. In the event of any changes to the terms of the Securities, BNS will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case BNS may reject your offer to purchase.

P-ii

Investor Suitability

The Securities may be suitable for you if:

♦You fully understand and are willing to accept the risks inherent in an investment in the Securities, including the risk of loss of your entire investment.

♦You can tolerate a loss of a significant portion or all of your investment in the Securities and are willing to make an investment that may have the same downside market risk as that of a hypothetical investment in the underlying asset or the stocks comprising the underlying asset (the “underlying constituents”).

♦You believe that the closing level of the underlying asset will be equal to or greater than the autocall barrier on the observation date and/or that the final level of the underlying asset will be greater than the initial level.

♦You are willing to invest in the Securities based on the upside gearing indicated on the cover hereof.

♦You are willing to invest in the Securities based on the call return rate specified on the cover hereof.

♦You are willing to invest in the Securities based on the autocall barrier and downside threshold indicated on the cover hereof.

♦You understand and accept that, if the Securities are subject to an automatic call, your return will be limited to the call return.

♦You can tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the level of the underlying asset.

♦You do not seek current income from your investment and are willing to forgo any dividends paid on the underlying constituents.

♦You understand and are willing to accept the risks associated with the underlying asset.

♦You are willing to invest in Securities that may be subject to an automatic call and are otherwise willing to hold the Securities to maturity and accept that there may be little or no secondary market for the Securities.

♦You are willing to assume the credit risk of BNS for all payments under the Securities, and understand that if BNS defaults on its obligations you may not receive any amounts due to you including any repayment of principal.

The Securities may not be suitable for you if:

♦You do not fully understand or are not willing to accept the risks inherent in an investment in the Securities, including the risk of loss of your entire investment.

♦You require an investment designed to provide a full return of principal at maturity.

♦You cannot tolerate a loss of a significant portion or all of your investment in the Securities or are unwilling to make an investment that may have the same downside market risk as that of a hypothetical investment in the underlying asset or the underlying constituents.

♦You believe that the closing level of the underlying asset will be less than the autocall barrier on the observation date and, if the Securities are not subject to an automatic call, that the final level will be equal to or less than the initial level and may be less than the downside threshold.

♦You are unwilling to invest in the Securities based on the upside gearing indicated on the cover hereof.

♦You are unwilling to invest in the Securities based on the call return rate specified on the cover hereof.

♦You are unwilling to invest in the Securities based on the autocall barrier or downside threshold indicated on the cover hereof.

♦You are not willing to make an investment the return on which may be limited to the call return.

♦You cannot tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the level of the underlying asset.

♦You do not understand or are not willing to accept the risks associated with the underlying asset.

♦You seek current income from your investment or prefer to receive any dividends paid on the underlying constituents.

♦You are unable or unwilling to hold Securities that may be subject to an automatic call, you are otherwise unable or unwilling to hold the Securities to maturity or you seek an investment for which there will be an active secondary market.

♦You are not willing to assume the credit risk of BNS for all payments under the Securities, including any repayment of principal.

The investor suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should review “Information About the Underlying Asset” herein for more information on the underlying asset. You should also review “Key Risks” herein and the more detailed “Additional Risk Factors Specific to the Notes” in the accompanying product supplement for risks related to an investment in the Securities.

Final Terms

Issuer	The Bank of Nova Scotia
Issue	Senior Note Program, Series A
Agents	Scotia Capital (USA) Inc. (“SCUSA”) and UBS Financial Services Inc. (“UBS”)
Principal Amount	$10 per Security (subject to a minimum investment of 100 Securities)
Term	Approximately 5 years, unless subject to an automatic call.
Underlying Asset	Nikkei 225 Index
Upside Gearing	2.00
Automatic Call Feature

BNS will automatically call the Securities if the closing level of the underlying asset on the observation date is equal to or greater than the autocall barrier.

If the Securities are subject to an automatic call, BNS will pay you a cash payment per Security on the call settlement date equal to the call price. Following an automatic call, no further payments will be made on the Securities.

Call Return Rate	18.00%
Call Return	As set forth in the table below. The call return is based upon the call return rate.
Call Price

The call price equals the principal amount per Security plus the call return. The table below reflects the call return rate of 18.00%.

Observation Date(1)

Call Settlement Date(1)

Call Return

Call Price (per Security)

October 21, 2027

October 25, 2027

18.00%

$11.80

Payment at Maturity (per Security)

If the Securities are not subject to an automatic call and the underlying return is positive, BNS will pay you an amount in cash equal to:

$10 × (1 + Underlying Return × Upside Gearing)

If the Securities are not subject to an automatic call, the underlying return is zero or negative and the final level is equal to or greater than the downside threshold, BNS will pay you an amount in cash equal to:

Principal Amount of $10

If the Securities are not subject to an automatic call, the underlying return is negative and the final level is less than the downside threshold, BNS will pay you an amount in cash that is less than your principal amount, if anything, equal to:

$10 × (1 + Underlying Return)

In this scenario, you will suffer a percentage loss on your principal amount equal to the underlying return and, in extreme situations, you could lose your entire investment in the Securities.

Underlying Return	The quotient, expressed as a percentage, of the following formula: Final Level – Initial Level Initial Level
Initial Level(2)	The closing level of the underlying asset on the trade date, as indicated on the cover hereof.
Final Level(2)	The closing level of the underlying asset on the final valuation date.
Autocall Barrier(2)	A specified level of the underlying asset as indicated on the cover hereof.
Downside Threshold(2)	A specified level of the underlying asset that is less than the initial level, equal to a percentage of the initial level, as indicated on the cover hereof.
Business Day	As specified in the product supplement under “General Terms of the Notes — Special Calculation Provisions — Business Day”.
Tax Redemption

Notwithstanding anything to the contrary in the accompanying product supplement, the provision set forth under “General Terms of the Notes—Payment of Additional Amounts” and “General Terms of the Notes—Tax Redemption” shall not apply to the Securities.

Canadian Bail-in	The Securities are not bail-inable debt securities under the CDIC Act.
Terms Incorporated

All of the terms appearing above the item under the caption “General Terms of the Notes” in the accompanying product supplement, as modified by this pricing supplement, and for purposes of the foregoing, references herein to “underlying asset”, “underlying constituents”, “closing level”, “underlying return”, “autocall barrier”, “downside threshold”, “observation date” and “call settlement date” mean “reference asset”, “reference asset constituents”, “closing value”, “reference asset return”, “call threshold”, “barrier value”, “valuation date” and “call payment date”, respectively, each as defined in the accompanying product supplement. In addition to those terms, the following two sentences are also so incorporated into the master note: BNS confirms that it fully understands and is able to calculate the effective annual rate of interest applicable to the Securities based on the methodology for calculating per annum rates provided for in the Securities. BNS irrevocably agrees not to plead or assert Section 4 of the Interest Act (Canada), whether by way of defense or otherwise, in any proceeding relating to the Securities.

(1) Subject to the market disruption event provisions set forth under “Additional Terms of the Securities” herein. If the observation date is not a trading day, such date will be the next following trading day. If the observation date is postponed, the call settlement date will be postponed such that the number of business days between the observation date and the call settlement date remain the same. If the call settlement date is not a business day, such date will be the next following business day.

(2) As determined by the calculation agent and as may be adjusted as described under “Additional Terms of the Securities” herein.

Investment Timeline

Trade Date	The initial level is observed and the final terms of the Securities are set.

Observation Date

The Securities will be subject to an automatic call if the closing level of the underlying asset on the observation date is equal to or greater than the autocall barrier.

If the Securities are subject to an automatic call, BNS will pay you a cash payment per Security on the call settlement date equal to the call price. Following an automatic call, no further payments will be made on the Securities.

Maturity Date

The final level is observed on the final valuation date and the underlying return is calculated.

If the Securities are not subject to an automatic call and the underlying return is positive, BNS will pay you an amount in cash per Security equal to:

$10 × (1 + Underlying Return × Upside Gearing)

If the Securities are not subject to an automatic call, the underlying return is zero or negative and the final level is equal to or greater than the downside threshold, BNS will pay you an amount in cash per Security equal to:

Principal Amount of $10

If the Securities are not subject to an automatic call, the underlying return is negative and the final level is less than the downside threshold, BNS will pay you an amount in cash per Security that is less than your principal amount, if anything, equal to:

$10 × (1 + Underlying Return)

In this scenario, you will suffer a percentage loss on your principal amount equal to the underlying return and, in extreme situations, you could lose your entire investment in the Securities.

Investing in the Securities involves significant risks. You may lose a significant portion or all of your investment in the Securities. Specifically, if the Securities are not subject to an automatic call and the final level is less than the downside threshold, you will lose a percentage of your principal amount equal to the underlying return and, in extreme situations, you could lose all of your investment in the Securities. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of BNS. If BNS were to default on its payment obligations, you may not receive any amounts owed to you under the Securities and you could lose your entire investment in the Securities.

Key Risks

An investment in the Securities involves significant risks. Some of the key risks that apply to the Securities are summarized below, but we urge you to read the more detailed explanation of risks relating to the Securities under “Additional Risk Factors Specific to the Notes” of the accompanying product supplement and “Risk Factors” of the accompanying prospectus supplement and of the accompanying prospectus. We also urge you to consult your investment, legal, tax, accounting and other advisors concerning an investment in the Securities in light of your particular circumstances.

Risks Relating to Return Characteristics

♦Risk of loss at maturity — The Securities differ from ordinary debt securities in that BNS will not make periodic coupon payments and will not necessarily repay the principal amount of the Securities. BNS will pay you the principal amount of your Securities in cash at maturity only if the final level is equal to or greater than the downside threshold. If the Securities are not subject to an automatic call, the underlying return is negative and the final level is less than the downside threshold, you will lose a percentage of your principal amount equal to the underlying return and, in extreme situations, you could lose your entire investment in the Securities.

♦Limited return on the securities if automatically called — If the Securities are automatically called, your potential gain on the Securities will be limited to the call return, regardless of any appreciation of the underlying asset, which may be significant. In addition, because the closing level of the underlying asset at various times during the term of the Securities could be higher than on the observation date, you may receive a lower payment if the Securities are automatically called than you would have if you had hypothetically invested directly in the underlying asset. As a result, the return on an investment in the Securities could be less than the return on a direct investment in the underlying asset. Furthermore, if the Securities are automatically called, you will not benefit from the upside gearing that applies to the payment at maturity if the underlying return is positive. Because the upside gearing does not apply to the payment upon an automatic call, the payment upon an automatic call may be significantly less than the payment at maturity for the same level of appreciation in the underlying asset. Even though you will not participate in any potential appreciation of the underlying asset if the Securities are automatically called, you may be exposed to the underlying asset’s downside market risk if the Securities are not automatically called.

♦The contingent repayment of principal applies only if you hold your Securities to an automatic call or at maturity — You should be willing to hold your Securities to an automatic call or maturity. If you are able to sell your Securities prior to an automatic call or maturity in the secondary market, you may have to sell them at a loss relative to your investment in the Securities even if the then-current level of the underlying asset is equal to or greater than the autocall barrier or downside threshold, as applicable. All payments on the Securities are subject to the creditworthiness of BNS.

♦The call return applies only upon an automatic call and the upside gearing applies only at maturity — You should be willing to hold your Securities to an automatic call or to maturity. If you are able to sell your Securities prior to an automatic call or maturity in the secondary market, the price you receive will likely not reflect the full economic value of the call return or upside gearing and the percentage return you realize may be less than the call return or then-current underlying return multiplied by the upside gearing, as applicable, even if such percentage return is positive. You can receive the full benefit of the Securities only if you hold your Securities to an automatic call or maturity.

♦No interest payments — BNS will not pay any interest with respect to the Securities.

♦A higher call return rate or lower downside threshold may reflect greater expected volatility of the underlying asset, and greater expected volatility generally indicates an increased risk of loss at maturity — The economic terms for the Securities, including the call return rate, upside gearing, autocall barrier and downside threshold, are based, in part, on the expected volatility of the underlying asset at the time the terms of the Securities are set. “Volatility” refers to the frequency and magnitude of changes in the level of the underlying asset. The greater the expected volatility of the underlying asset as of the time the terms of the Securities are determined, the greater the expectation is as of that date that the closing level of the underlying asset on the observation date could be less than the autocall barrier and that the final level could be less than the downside threshold and, as a consequence, indicates an increased risk of the Securities not being subject to an automatic call and an increased risk of loss. All things being equal, this greater expected volatility will generally be reflected in a higher call return rate than the yield payable on our conventional debt securities with a similar maturity or on otherwise comparable securities, and/or a higher upside gearing, lower autocall barrier and/or downside threshold than those terms on otherwise comparable securities. Therefore, a relatively higher call return rate may indicate an increased risk of loss. However, the underlying asset’s volatility can change significantly over the term of the Securities. If actual volatility is higher than expected, you will face an even greater risk that the Securities will not be automatically called and that you may receive less than the principal amount of your Securities at maturity. You should be willing to accept the downside market risk of the underlying asset and the potential to lose a significant portion or all of your investment in the Securities.

♦Reinvestment risk —The Securities will be subject to an automatic call if the closing level of the underlying asset is equal to or greater than the autocall barrier on the observation date. Because the Securities could be subject to an automatic call on the call settlement date, the term of your investment may be limited. In the event that the Securities are subject to an automatic call, there is no guarantee that you would be able to reinvest the proceeds at a comparable return and/or with a comparable call return rate for a similar level of risk. In addition, to the extent you are able to reinvest such proceeds in an investment comparable to the Securities, you may incur transaction costs such as dealer discounts and hedging costs built into the price of the new securities.

♦Owning the Securities is not the same as owning the underlying constituents — The return on your Securities may not reflect the return you would realize if you actually owned the underlying constituents. For instance, if the Securities are subject to an automatic call, the return potential of the Securities will be limited to the pre-specified call return regardless of any appreciation of the underlying asset, and you will not participate in any such appreciation from its initial level. In addition, you will not receive or be entitled to receive any dividend payments or other distributions paid to holders of the underlying constituents during the term of the Securities, and any such dividends or distributions will not be factored into the calculation of the payment at maturity on your Securities. In addition, as an owner of the Securities, you will not have voting rights or any other rights that a holder of the underlying constituents may have.

Risks Relating to Characteristics of the Underlying Asset

♦Market risk — The return on the Securities, which may be negative, is directly linked to the performance of the underlying asset and indirectly linked to the performance of the underlying constituents, and will depend on whether, and the extent to which, the underlying return is positive or negative. The level of the underlying asset can rise or fall sharply due to factors specific to the underlying asset, its underlying constituents and their issuers (each, an “underlying constituent issuer”), such as stock price volatility, earnings and financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market or commodity market volatility and levels, interest rates and economic, political and other conditions. You, as an investor in the Securities, should conduct your own investigation into the underlying asset and underlying constituents.

♦There can be no assurance that the investment view implicit in the Securities will be successful — It is impossible to predict whether and the extent to which the level of the underlying asset will rise or fall. There can be no assurance that the closing level of the underlying asset will be equal to or greater than the autocall barrier on the observation date or, if the Securities are not subject to an automatic call, that the final level will be equal to or greater than the initial level or downside threshold. In addition, even if the Securities are not subject to an automatic call and the final level is equal to or greater than the initial level, the percentage return you receive at maturity may be less than the call return you would have otherwise received if the Securities were subject to an automatic call. The performance of the underlying asset from the initial level to the final level will be influenced by complex and interrelated political, economic, financial and other factors that affect the underlying constituents. You should be willing to accept the risks of owning equities in general and the underlying constituents in particular, and the risk of losing a significant portion or all of your investment in the Securities.

♦The underlying asset reflects price return, not total return — The return on your Securities is based on the performance of the underlying asset, which reflects the changes in the market prices of the underlying constituents. Your Securities are not, however, linked to a “total return” index or strategy, which, in addition to reflecting those price returns, would also reflect any dividends paid on the underlying constituents. The return on your Securities will not include such a total return feature or any dividend component.

♦The level of the underlying asset will not be adjusted for changes in exchange rates related to the U.S. dollar, which might affect the underlying asset — Although the underlying constituents of the underlying asset are traded in yen, the Securities are denominated in U.S. dollars, and the calculation of the amount payable on the Securities at maturity will not be adjusted for changes in the exchange rates between the U.S. dollar and the yen. Changes in exchange rates, however, may reflect changes in various non-U.S. economies that in turn may affect the level of the underlying asset and therefore, the market value of, and return on, the Securities. In addition, you will not benefit from any appreciation of the yen relative to the U.S. dollar, which you would have had you owned the underlying constituents of the underlying asset directly. The amount we pay in respect of the Securities on the maturity date will be determined solely in accordance with the procedures described herein and in “General Terms of the Securities” in the accompanying product supplement.

♦The Securities are subject to non-U.S. securities market risk — The Securities are subject to risks associated with non-U.S. securities markets, specifically the region of Japan. An investment in securities, such as the Securities, linked directly or indirectly to the value of securities issued by non-U.S. companies involves particular risks. Generally, non-U.S. securities markets may be more volatile than U.S. securities markets, and market developments may affect non-U.S. markets differently from U.S. securities markets. Direct or indirect government intervention to stabilize these non-U.S. markets, as well as cross shareholdings in non-U.S. companies, may affect trading prices and volumes in those markets. There is generally less publicly available information about non-U.S. companies than about those U.S. companies that are subject to the reporting requirements of the SEC, and non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies. Securities prices in non-U.S. countries are subject to political, economic, financial and social factors that may be unique to the particular country. These factors, which could negatively affect the non-U.S. securities markets, include the possibility of recent or future changes in the non-U.S. government’s economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other non-U.S. laws or restrictions applicable to non-U.S. companies or investments in non-U.S. equity securities and the possibility of fluctuations in the rate of exchange between currencies. Moreover, certain aspects of a particular non-U.S. economy may differ favorably or unfavorably from the U.S. economy in important respects, such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

The Securities may also be subject to regulatory risks, including sanctions, because the underlying asset is comprised, at least in part, of stocks that are traded in one or more non-U.S. securities markets. For instance, pursuant to U.S. executive orders, U.S. persons are prohibited from engaging in transactions in publicly traded securities of certain companies that are determined to be linked to the military, intelligence and security apparatus of the People’s Republic of China. The prohibition also covers any securities that are derivative of, or are designed to provide investment exposure to, such securities. Actions taken by an index sponsor in response to any such developments could adversely affect the performance of the underlying asset and, as a result, the market value of, and return on the Securities. Additionally, following certain events, if the calculation agent determines that a change in law has occurred or would have occurred but for a decision by its index sponsor to modify or reconstitute its index, then the calculation agent may select a successor index, reference a replacement basket or use an alternative method of calculation, in each case, in a manner it considers appropriate, or, if it determines that no successor index, replacement basket or alternative method of calculation would achieve an equitable result, it may deem the underlying asset’s closing level on a trading day reasonably proximate to the date of such event to be its closing level on each applicable date. For additional information, see the section “Additional Terms of the Securities — Discontinuance of, Adjustments to, or Change in Law Affecting, the Underlying Asset; Alteration of Method of Calculation” herein.

♦Changes affecting the underlying asset could have an adverse effect on the market value of, and return on, the Securities — The policies of the sponsor of the underlying asset as specified herein under “Information About the Underlying Asset” (the “index sponsor”), concerning additions, deletions and substitutions of the underlying constituents and the manner in which the index sponsor takes account of certain changes affecting those underlying constituents may adversely affect the level of the underlying asset. The policies of the index sponsor with respect to the calculation of the underlying asset could also adversely affect the level of the underlying asset. The index sponsor may discontinue or suspend calculation or dissemination of the underlying asset. Any such actions could have an adverse effect on the market value of, and return on, the Securities.

♦BNS and the Agents cannot control actions by the index sponsor and the index sponsor has no obligation to consider your interests — None of BNS, UBS or our or their respective affiliates are affiliated with the index sponsor or have any ability to control or predict its actions, including any errors in or discontinuation of public disclosure regarding methods or policies relating to the calculation of the underlying asset. The index sponsor is not involved in the Securities offering in any way and has no obligation to consider your interest as an owner of the Securities in taking any actions that might affect the market value of, and return on, the Securities.

Risks Relating to Estimated Value and Liquidity

♦BNS’ initial estimated value of the Securities at the time of pricing (when the terms of your Securities were set on the trade date) is lower than the issue price of the Securities — BNS’ initial estimated value of the Securities is only an estimate. The issue price of the Securities exceeds BNS’ initial estimated value. The difference between the issue price of the Securities and BNS’ initial estimated value reflects costs associated with selling and structuring the Securities, as well as hedging its obligations under the Securities. Therefore, the economic terms of the Securities are less favorable to you than they would have been if these expenses had not been paid or had been lower.

♦Neither BNS’ nor SCUSA’s estimated value of the Securities at any time is determined by reference to credit spreads or the borrowing rate BNS would pay for its conventional fixed-rate debt securities — BNS’ initial estimated value of the Securities and SCUSA’s estimated value of the Securities at any time are determined by reference to BNS’ internal funding rate. The internal funding rate used in the determination of the estimated value of the Securities generally represents a discount from the credit spreads for BNS’ conventional fixed-rate debt securities and the borrowing rate BNS would pay for its conventional fixed-rate debt securities. This discount is based on, among other things, BNS’ view of the funding value of the Securities as well as the higher issuance, operational and ongoing liability management costs of the Securities in comparison to those costs for BNS’ conventional fixed-rate debt. If the interest rate implied by the credit spreads for BNS’ conventional fixed-rate debt securities, or the borrowing rate BNS would pay for its conventional fixed-rate debt securities were to be used, BNS would expect the economic terms of the Securities to be more favorable to you. Consequently, the use of an internal funding rate for the Securities increases the estimated value of the Securities at any time and has an adverse effect on the economic terms of the Securities.

♦BNS’ initial estimated value of the Securities does not represent future values of the Securities and may differ from others’ (including SCUSA’s) estimates — BNS’ initial estimated value of the Securities was determined by reference to its internal pricing models when the terms of the Securities were set. These pricing models consider certain factors, such as BNS’ internal funding rate on the trade date, the expected term of the Securities, market conditions and other relevant factors existing at that time, and BNS’ assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions (including the pricing models and assumptions used by SCUSA) could provide valuations for the Securities that are different, and perhaps materially lower, from BNS’ initial estimated value. Therefore, the price at which SCUSA would buy or sell your Securities (if SCUSA makes a market, which it is not obligated to do) may be materially lower than BNS’ initial estimated value. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect.

♦The Securities have limited liquidity — The Securities will not be listed on any securities exchange or automated quotation system. Therefore, there may be little or no secondary market for the Securities. SCUSA and any other affiliates of BNS intend, but are not required, to make a market in the Securities. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Securities easily. Because we do not expect that other broker-dealers will participate in the secondary market for the Securities, the price at which you may be able to trade your Securities is likely to depend on the price, if any, at which SCUSA is willing to purchase the Securities from you. If at any time SCUSA does not make a market in the Securities, it is likely that there would be no secondary market for the Securities. Accordingly, you should be willing to hold your Securities to maturity.

♦The price at which SCUSA would buy or sell the Securities (if SCUSA makes a market, which it is not obligated to do) will be based on SCUSA’s estimated value of the Securities and may be greater than BNS’ valuation of the Securities at that time, greater than any other secondary market prices provided by unaffiliated dealers (if any) and, depending on your broker, greater than the valuation provided on your customer account statements — SCUSA’s estimated value of the Securities is determined by reference to its pricing models and takes into account BNS’ internal funding rate. The price at which SCUSA would initially buy or sell the Securities in the secondary market (if SCUSA makes a market, which it is not obligated to do) may exceed (i) SCUSA’s estimated value of the Securities at the time of pricing, (ii) any secondary market prices provided by unaffiliated dealers, potentially including UBS, and (ii) depending on your broker, the valuation provided on your customer account statement. The price that SCUSA may initially offer to buy such Securities following issuance will exceed the valuations indicated by its internal pricing models due to the inclusion for a limited period of time of the aggregate value of the costs associated with structuring and selling the Securities, including the underwriting discount, hedging costs, issuance costs and theoretical projected trading profit. The portion of such amounts included in any secondary market price will decline to zero on a straight-line basis over a period ending no later than the date specified under “Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any).” Thereafter, if SCUSA buys or sells the Securities it will do so at prices that reflect the estimated value determined by reference to SCUSA’s pricing models at that time. The price at which SCUSA will buy or sell the Securities at any time also will reflect its then current bid and ask spread for similar sized trades of structured notes. The temporary positive differential relative to SCUSA’s internal pricing models arises from requests from and arrangements made by BNS and the Agents. As described above, SCUSA and its affiliates intend, but are not required, to make a market for the Securities and may stop making a market at any time. SCUSA reflects this temporary positive differential on its customer account statements. Investors should inquire as to the valuation provided on customer account statements provided by unaffiliated dealers, including UBS.

SCUSA’s pricing models consider certain variables, including principally BNS’ internal funding rate, interest rates (forecasted, current and historical rates), volatility of the underlying asset, price-sensitivity analysis and the time to maturity of the Securities. These pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, the actual value you would receive if you sold your Securities in the secondary market, if any, to others may differ, perhaps materially, from the estimated value of the Securities determined by reference to SCUSA’s models, taking into account BNS’ internal funding rate, due to, among other things, any differences in pricing models or assumptions used by others. If SCUSA calculated its estimated value of the Securities by reference to BNS’ credit spreads or the borrowing rate BNS would pay for its conventional fixed-rate debt securities (as opposed to BNS’ internal funding rate), the price at which SCUSA would buy or sell the Securities (if SCUSA makes a market, which it is not obligated to do) could be significantly lower.

In addition to the factors discussed above, the value and quoted price of the Securities at any time will reflect many factors and cannot be predicted. If SCUSA makes a market in the Securities, the price quoted by SCUSA would reflect any changes in market conditions and other relevant factors, including any deterioration in BNS’ creditworthiness or perceived creditworthiness. These changes may adversely affect the value of the Securities, including the price you may receive for the Securities in any market making transaction. To the extent that SCUSA makes a market in the Securities, the quoted price will reflect the estimated value determined by reference to SCUSA’s pricing models at that time, plus or minus SCUSA’s then current bid and ask spread for similar sized trades of structured notes (and subject to the declining excess amount described above). Furthermore, if you sell your Securities, you will likely be charged a commission for secondary market transactions, or the price will likely reflect a dealer discount. This commission or discount will further reduce the proceeds you would receive for your Securities in a secondary market sale.

♦The price of the Securities prior to maturity will depend on a number of factors and may be substantially less than the principal amount — Because structured notes, including the Securities, can be thought of as having a debt component and a derivative component, factors that influence the values of debt instruments and options and other derivatives will also affect the terms and features of the Securities at issuance and the market price of the Securities prior to maturity. Some of these factors include, but are not limited to: (i) actual or anticipated changes in the level of the underlying asset over the full term of the Securities, (ii) volatility of the level of the underlying asset and the prices of the underlying constituents and the market's perception of future volatility of the foregoing, (iii) changes in interest rates generally, (iv) any actual or anticipated changes in our credit ratings or credit spreads, (v) dividend yields on the underlying constituents and (vi) time remaining to maturity. In particular, because the provisions of the Securities relating to the payment at maturity behave like options, the value of the Securities will vary in ways which are non-linear and may not be intuitive.

Depending on the actual or anticipated level of the underlying asset and other relevant factors, the market value of the Securities may decrease and you may receive substantially less than the principal amount if you sell your Securities prior to maturity regardless of the level of the underlying asset at such time.

Risks Relating to Hedging Activities and Conflicts of Interest

♦Hedging activities by BNS and UBS may negatively impact investors in the Securities and cause our respective interests and those of our clients and counterparties to be contrary to those of investors in the Securities — We or one of our affiliates, and UBS or one of its affiliates, have hedged or will hedge our obligations under the Securities. Such hedging transactions may include entering into swap or similar agreements, purchasing shares of the underlying constituents and/or purchasing futures, options and/or other instruments linked to the underlying asset and/or one or more of the underlying constituents. We, UBS or one or more of our or their respective affiliates also expects to adjust the hedge by, among other things, purchasing or selling any of the foregoing, and perhaps other instruments linked to the underlying asset and/or one or more of the underlying constituents, at any time and from time to time, and to unwind the hedge by selling any of the foregoing on or before the final valuation date. We, UBS or one or more of our or their respective affiliates may also enter into, adjust and unwind hedging transactions relating to other basket- or index-linked securities whose returns are linked to changes in the level of the underlying asset and/or one or more of the underlying constituents. Any of these hedging activities may adversely affect the level of the underlying asset — directly or indirectly by affecting the price of the underlying constituents — and therefore the market value of the Securities and the amount you will receive, if any, on the Securities.

Because UBS, or one of its affiliates, is to conduct hedging activities for us in connection with the Securities, UBS, or its affiliate may profit in connection with such hedging activities. Such profit, if any, will be in addition to the compensation that UBS, or its affiliate, receives for the sale of the Securities to you. You should be aware that the potential to earn fees in connection with hedging activities may create a further incentive for UBS to sell the Securities to you in addition to the compensation they would receive for the sale of the Securities.

You should expect that these transactions will cause BNS and UBS or our or their respective affiliates, or our or their respective clients or counterparties, to have economic interests and incentives that do not align with, and that may be directly contrary to, those of an investor in the Securities. None of BNS, UBS or any of our or their respective affiliates will have any obligation to take, refrain from taking or cease taking any action with respect to these transactions based on the potential effect on an investor in the Securities, and any of the foregoing may receive substantial returns with respect to these hedging activities while the market value of, and return on, the Securities declines.

♦We, the Agents and our or their respective affiliates regularly provide services to, or otherwise have business relationships with, a broad client base, which has included and may include us and the underlying constituent issuers and the market activities by us, the Agents or our or their respective affiliates for our or their own respective accounts or for our or their respective clients could negatively impact investors in the Securities — We, the Agents and our or their respective affiliates regularly provide a wide range of financial services, including financial advisory, investment advisory and transactional services to a substantial and diversified client base. As such, we each may act as an investor, investment banker, research provider, investment manager, investment adviser, market maker, trader, prime broker or lender. In those and other capacities, we, the Agents and/or our or their respective affiliates purchase, sell or hold a broad array of investments, actively trade securities (including the Securities or other securities that we have issued), the underlying constituents, derivatives, loans, credit default swaps, indices, baskets and other financial instruments and products for our or their own respective accounts or for the accounts of our or their respective customers, and we will have other direct or indirect interests, in those securities and in other markets that may not be consistent with your interests and may adversely affect the level of the underlying asset and/or the value of the Securities. You should assume that we or they will, at present or in the future, provide such services or otherwise engage in transactions with, among others, us and the underlying constituent issuers, or transact in securities or instruments or with parties that are directly or indirectly related to these entities. These services could include making loans to or equity investments in those companies, providing financial advisory or other investment banking services, or issuing research reports. Any of these financial market activities may, individually or in the aggregate, have an adverse effect on the level of the underlying asset and the market for your Securities, and you should expect that our interests and those of the Agents and/or our or their respective affiliates, clients or counterparties, will at times be adverse to those of investors in the Securities.

You should expect that we, the Agents, and our or their respective affiliates, in providing these services, engaging in such transactions, or acting for our or their own respective accounts, may take actions that have direct or indirect effects on the Securities or other securities that we may issue, the underlying constituents or other securities or instruments similar to or linked to the foregoing, and that such actions could be adverse to the interests of investors in the Securities. In addition, in connection with these activities, certain personnel within us, the Agents or our or their respective affiliates may have access to confidential material non-public information about these parties that would not be disclosed to investors in the Securities.

We, the Agents and our or their respective affiliates regularly offer a wide array of securities, financial instruments and other products into the marketplace, including existing or new products that are similar to the Securities or other securities that we may issue, the underlying constituents or other securities or instruments similar to or linked to the foregoing. Investors in the Securities should expect that we, the Agents and our or their respective affiliates offer securities, financial instruments, and other products that may compete with the Securities for liquidity or otherwise.

♦Potential impact on price by BNS or the Agents — Trading or transactions by BNS, the Agents or our or their respective affiliates in the underlying constituents, listed and/or over-the-counter options, futures or other instruments with returns linked to the performance of the underlying asset or any underlying constituents may adversely affect the performance of the underlying asset or applicable underlying constituent and, therefore, the market value of, and return on, the Securities. See “— Risks Relating to Hedging Activities and Conflicts of Interest — Hedging activities by BNS and UBS may negatively impact investors in the Securities and cause our respective interests and those of our clients and counterparties to be contrary to those of investors in the Securities” for additional information regarding hedging-related transactions and trading.

♦The calculation agent will have significant discretion with respect to the Securities, which may be exercised in a manner that is adverse to your interests — The calculation agent will be an affiliate of BNS. The calculation agent will determine whether the Securities are automatically called, any call return payable to you on the call settlement date and the payment at maturity of the Securities based on observed closing levels of the underlying asset. The calculation agent can postpone the determination of the closing level or final level (and therefore the related call settlement date or maturity date, as applicable) if a market disruption event occurs and is continuing with respect to the underlying asset on the observation date or the final valuation date, as applicable.

♦Potentially inconsistent research, opinions or recommendations by BNS or the Agents — BNS, the Agents and our or their respective affiliates may publish research from time to time on financial markets and other matters that may influence the value of the Securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Securities. Any research, opinions or recommendations expressed by BNS, the Agents or our or their respective affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Securities and the underlying asset to which the Securities are linked.

Risks Relating to General Credit Characteristics

♦Credit risk of BNS — The Securities are senior unsecured debt obligations of BNS and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Securities, including any repayment of principal at maturity, depends on the ability of BNS to satisfy its obligations as they come due. As a result, BNS’ actual and perceived creditworthiness may affect the market value of the Securities. If BNS were to default on its obligations, you may not receive any amounts owed to you under the terms of the Securities and you could lose your entire investment in the Securities.

♦BNS is subject to the resolution authority under the CDIC Act — Although the Securities are not bail-inable debt securities under the CDIC Act, as described elsewhere in this pricing supplement, BNS remains subject generally to Canadian bank resolution powers under the CDIC Act. Under such powers, the Canada Deposit Insurance Corporation may in certain circumstances take actions that could negatively impact holders of the Securities and result in a loss on your investment. See “Risk Factors — Risks Related to the Bank’s Debt Securities” in the accompanying prospectus for more information.

Risks Relating to Canadian and U.S. Federal Income Taxation

♦Uncertain tax treatment — Significant aspects of the tax treatment of the Securities are uncertain. You should consult your tax advisor about your tax situation. See “Material Canadian Income Tax Consequences” and “What Are the Tax Consequences of the Securities?” herein.

Hypothetical Examples and Return Table of the Securities at Maturity

The below examples and table are based on hypothetical terms. The actual terms are indicated on the cover hereof.

The examples and table below illustrate the payment upon an automatic call or at maturity for a $10 Security on a hypothetical offering of the Securities, with the following assumptions (amounts may have been rounded for ease of analysis):

Term: Approximately 5 years

Initial Level: 100.00

Autocall Barrier: 100.00 (which is equal to 100.00% of the Initial Level)

Downside Threshold: 75.00 (75.00% of the Initial Level)

Call Return Rate:  18.00%

Upside Gearing: 1.865

Range of Underlying Return: -100.00% to 40.00%

Example 1 : The Closing Level of the Underlying Asset is equal to or greater than the Autocall Barrier on the Observation Date.

Date	Closing Level	Payment (per Security)
Observation Date	130.00 (equal to or greater than Autocall Barrier)	$11.80 (Call Price)
	Total Payment:	$11.80 (18.00% total return)

Because the Securities are subject to an automatic call on the observation date (which is approximately one year after the trade date), BNS will pay on the call settlement date a total of $11.80 per Security (reflecting your principal amount plus the call return), for a total return of 18.00% on the Securities. You will not receive any further payments on the Securities. Although the closing level of the underlying asset on the observation date appreciated by 30.00% from the initial level, because the Securities are subject to an automatic call, the total return on the Securities is limited to the call return of 18.00% and you will not participate in any appreciation in the closing level of the underlying asset from its initial level and you will not benefit from the upside gearing.

Example 2 : The Securities are NOT subject to an Automatic Call and the Underlying Return is 1.00%.

Date	Closing Level	Payment (per Security)
Observation Date	80.00 (less than Autocall Barrier)	$0.00
Final Valuation Date	101.00 (equal to or greater than Initial Level)	$10.00 × (1 + Underlying Return × Upside Gearing) = $10.00 × (1 + 1.00% × 1.865) = $10.00 × (1 + 1.865%) = $10.1865 (Payment at Maturity)
	Total Payment:	$10.1865 (1.865% total return)

Because the Securities are not subject to an automatic call and the underlying return is positive, the payment at maturity per Security will be $10.1865 (reflecting your principal amount plus a return equal to the underlying return multiplied by the upside gearing), for a total return of 1.865%. Because the underlying return multiplied by the upside gearing is less than the call return rate, your return is less than it would have been if the Securities were subject to an automatic call.

Example 3 : The Securities are NOT subject to an Automatic Call, the Underlying Return is -5.00% and the Final Level is equal to or greater than the Downside Threshold.

Date	Closing Level	Payment (per Security)
Observation Date	85.00 (less than Autocall Barrier)	$0.00
Final Valuation Date	95.00 (less than Initial Level; equal to or greater than Downside Threshold)	$10.00 (Payment at Maturity)
	Total Payment:	$10.00 (0.00% total return)

Because the Securities are not subject to an automatic call, the underlying return is zero or negative and the final level is equal to or greater than the downside threshold, the payment at maturity per Security will be equal to the principal amount of $10.00 (reflecting your principal amount), for a total return of 0.00%.

Example 4 : The Securities are NOT subject to an Automatic Call, the Underlying Return is -60.00% and the Final Level is less than the Downside Threshold.

Date	Closing Level	Payment (per Security)
Observation Date	90.00 (less than Autocall Barrier)	$0.00
Final Valuation Date	40.00 (less than Downside Threshold)	= $10.00 × (1 + -60.00%) = $10.00 × 40.00% = $4.00 (Payment at Maturity)
	Total Payment:	$4.00 (60.00% loss)

Because the Securities are not subject to an automatic call, the underlying return is negative and the final level is less than the downside threshold, the payment at maturity per Security will be $4.00, for a loss of 60.00%.

In this scenario, you will suffer a percentage loss on your principal amount equal to the underlying return and, in extreme situations, you could lose your entire investment in the Securities.

Hypothetical Payment at Maturity if the Securities are NOT Subject to an Automatic Call

Underlying Asset		Payment and Return at Maturity
Final Level	Underlying Return	Payment at Maturity	Security Total Return at Maturity
140.00	40.00%	$17.460	74.60%
130.00	30.00%	$15.595	55.95%
120.00	20.00%	$13.730	37.30%
110.00	10.00%	$11.865	18.65%
100.00	0.00%	$10.000	0.00%
90.00	-10.00%	$10.000	0.00%
80.00	-20.00%	$10.000	0.00%
75.00	-25.00%	$10.000	0.00%
70.00	-30.00%	$7.000	-30.00%
60.00	-40.00%	$6.000	-40.00%
50.00	-50.00%	$5.000	-50.00%
40.00	-60.00%	$4.000	-60.00%
30.00	-70.00%	$3.000	-70.00%
20.00	-80.00%	$2.000	-80.00%
10.00	-90.00%	$1.000	-90.00%
0.00	-100.00%	$0.000	-100.00%

Investing in the Securities involves significant risks. You may lose a significant portion or all of your investment in the Securities. Specifically, if the Securities are not subject to an automatic call and the final level is less than the downside threshold, you will lose a percentage of your principal amount equal to the underlying return and, in extreme situations, you could lose all of your investment in the Securities. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of BNS. If BNS were to default on its payment obligations, you may not receive any amounts owed to you under the Securities and you could lose your entire investment in the Securities.

Information About the Underlying Asset

All disclosures contained in this document regarding the underlying asset are derived from publicly available information. BNS has not conducted any independent review or due diligence of any publicly available information with respect to the underlying asset. Information from outside sources is not incorporated by reference in, and should not be considered part of, this document or any document incorporated herein by reference. You should make your own investigation into the underlying asset.

Included below is a brief description of the underlying asset. This information has been obtained from publicly available sources. Set forth below is a graph that illustrates the past performance for the underlying asset. We obtained the past performance information set forth below from the Bloomberg Professional® service (“Bloomberg”) without independent verification. You should not take the historical levels of the underlying asset as an indication of future performance.

The Nikkei 225 Index

We have derived all information contained herein regarding the underlying asset, including without limitation, its make-up, method of calculation and changes in its components from publicly available information. Such information reflects the policies of, and is subject to change by, Nikkei Inc. (the “index sponsor”), and/or its affiliates.

The underlying asset is a stock index that measures the composite price performance of selected Japanese stocks. The underlying asset is based on 225 underlying stocks trading in the First Section of the Tokyo Stock Exchange, representing a broad cross-section of Japanese industries. Please see “Indices — The Nikkei 225 Index” in the accompanying underlier supplement for additional information regarding the underlying asset, the index sponsor and our license agreement with respect to the underlying asset. Additional information regarding the underlying asset, including its sectors, sector weightings and top constituents, may be available on the index sponsor’s website.

Historical Information

The graph below illustrates the performance of the underlying asset for the period from January 1, 2016 through October 14, 2026, based on the daily closing levels as reported by Bloomberg, without independent verification. The closing level of the underlying asset on October 14, 2026 was 67,744.29. The dotted lines represent the autocall barrier of 67,744.29 and the downside threshold of 50,808.22, which are equal to 100.00% and 75.00%, respectively, of the initial level. Past performance of the underlying asset is not indicative of the future performance of the underlying asset during the term of the Securities.

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What Are the Tax Consequences of the Securities?

The U.S. federal income tax consequences of your investment in the Securities are uncertain. There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as the Securities. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion in “Material U.S. Federal Income Tax Consequences”, in the accompanying product supplement and to discuss the tax consequences of your particular situation with your tax advisor. This discussion is based upon the U.S. Internal Revenue Code of 1986, as amended (the “Code”), final, temporary and proposed U.S. Department of the Treasury (the “Treasury”) regulations, rulings and decisions, in each case, as available and in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. Tax consequences under state, local and non-U.S. laws are not addressed herein. No ruling from the U.S. Internal Revenue Service (the “IRS”) has been sought as to the U.S. federal income tax consequences of your investment in the Securities, and the following discussion is not binding on the IRS.

U.S. Tax Treatment. Pursuant to the terms of the Securities, BNS and you agree, in the absence of a statutory or regulatory change or an administrative determination or judicial ruling to the contrary, to characterize your Securities as prepaid derivative contracts with respect to the underlying asset. If your Securities are so treated, you should generally recognize long-term capital gain or loss if you hold your Securities for more than one year (and, otherwise, short-term capital gain or loss) upon the taxable disposition (including cash settlement) of your Securities, in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Securities. The deductibility of capital losses is subject to limitations.

Based on certain factual representations received from us, our special U.S. tax counsel, Fried, Frank, Harris, Shriver & Jacobson LLP, is of the opinion that it would be reasonable to treat your Securities in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the Securities, it is possible that your Securities could alternatively be treated for tax purposes as a single contingent payment debt instrument or pursuant to some other characterization such that the timing and character of your income from the Securities could differ materially and adversely from the treatment described above, as described further under “Material U.S. Federal Income Tax Consequences”, in the accompanying product supplement.

Except to the extent otherwise required by law, BNS intends to treat your Securities for U.S. federal income tax purposes in accordance with the treatment described above and under “Material U.S. Federal Income Tax Consequences”, including the section “— Notes Treated as Prepaid Derivatives or Prepaid Forwards”, in the accompanying product supplement unless and until such time as the Treasury and the IRS determine that some other treatment is more appropriate.

Section 1297. We will not attempt to ascertain whether any underlying constituent issuer would be treated as a “passive foreign investment company” (a “PFIC”) within the meaning of Section 1297 of the Code. If any such entity were so treated, certain adverse U.S. federal income tax consequences might apply to U.S. holders upon the taxable disposition of a Security. U.S. holders should refer to information filed with the SEC or the equivalent governmental authority by any such entity and consult their tax advisors regarding the possible consequences to them in the event that any such entity is or becomes a PFIC.

Notice 2008-2. In 2007, the IRS released a notice that may affect the taxation of holders of the Securities. According to Notice 2008-2, the IRS and the Treasury are considering whether a holder of an instrument similar to the Securities should be required to accrue ordinary income on a current basis. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the Securities will ultimately be required to accrue income currently and this could be applied on a retroactive basis. According to the Notice, the IRS and the Treasury are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether non-U.S. holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Code should be applied to such instruments. Both U.S. and non-U.S. holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations.

Medicare Tax on Net Investment Income. U.S. holders that are individuals, estates or certain trusts are subject to an additional 3.8% tax on all or a portion of their “net investment income,” or “undistributed net investment income” in the case of an estate or trust, which may include any income or gain realized with respect to the Securities, to the extent of their net investment income or undistributed net investment income (as the case may be) that, when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), $125,000 for a married individual filing a separate return or the dollar amount at which the highest tax bracket begins for an estate or trust. The 3.8% Medicare tax is determined in a different manner than the regular income tax. U.S. holders should consult their tax advisors as to the consequences of the 3.8% Medicare tax.

Specified Foreign Financial Assets. U.S. holders may be subject to reporting obligations with respect to their Securities if they do not hold their Securities in an account maintained by a financial institution and the aggregate value of their Securities and certain other “specified foreign financial assets” (applying certain attribution rules) exceeds an applicable threshold. Significant penalties can apply if a U.S. holder is required to disclose its Securities and fails to do so.

Non-U.S. Holders. Subject to Section 871(m) of the Code and FATCA, discussed below, if you are a non-U.S. holder you should generally not be subject to U.S. withholding tax with respect to payments on your Securities or to generally applicable information reporting and backup withholding requirements with respect to payments on your Securities if you comply with certain certification and identification requirements as to your non-U.S. status (by providing us (and/or the applicable withholding agent) with a fully completed and duly executed applicable IRS Form W-8). Subject to Section 871(m) of the Code, discussed below, gain realized from the taxable disposition of a Security generally should not be subject to U.S. tax unless (i) such gain is effectively connected with a trade or business conducted by you in the U.S., (ii) you are a non-resident alien individual and are present in the U.S. for 183 days or more during the taxable year of such taxable disposition and certain other conditions are satisfied or (iii) you have certain other present or former connections with the U.S.

Section 871(m). A 30% withholding tax (which may be reduced by an applicable income tax treaty) is imposed under Section 871(m) of the Code on certain “dividend equivalents” paid or deemed paid to a non-U.S. holder with respect to a “specified equity-linked instrument” that references one or more dividend-paying U.S. equity securities or indices containing U.S. equity securities. The withholding tax can apply even if the instrument does not provide for payments that reference dividends. Treasury regulations provide that the withholding tax applies to all dividend equivalents paid or deemed paid on specified equity-linked instruments that have a delta of one (“delta-one specified equity-linked instruments”) issued after 2016 and to all dividend equivalents paid or deemed paid on all other specified equity-linked instruments issued after 2017. However, the IRS has issued guidance that states that the Treasury and the IRS intend to amend the effective dates of the Treasury regulations to provide that withholding on dividend equivalents paid or deemed paid will not apply to specified equity-linked instruments that are not delta-one specified equity-linked instruments and are issued before January 1, 2029.

Based on the nature of the underlying asset and our determination that the Securities are not “delta-one” with respect to the underlying asset or any underlying constituents, our special U.S. tax counsel is of the opinion that the Securities should not be delta-one specified equity-linked instruments and thus should not be subject to withholding on dividend equivalents. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Furthermore, the application of Section 871(m) of the Code will depend on our determinations on the date the terms of the Securities are set. If withholding is required, we will not make payments of any additional amounts.

Nevertheless, after the date the terms are set, it is possible that your Securities could be deemed to be reissued for tax purposes upon the occurrence of certain events affecting the underlying asset, any underlying constituents or your Securities, and following such occurrence your Securities could be treated as delta-one specified equity-linked instruments that are subject to withholding on dividend equivalents. It is also possible that withholding tax or other tax under Section 871(m) of the Code could apply to the Securities under these rules if you enter, or have entered, into other transactions in respect of the underlying asset, any underlying constituents or the Securities. If you enter, or have entered, into other transactions in respect of the underlying asset, any underlying constituents or the Securities, you should consult your tax advisor regarding the application of Section 871(m) of the Code to your Securities in the context of your other transactions.

Because of the uncertainty regarding the application of the 30% withholding tax on dividend equivalents to the Securities, you are urged to consult your tax advisor regarding the potential application of Section 871(m) of the Code and the 30% withholding tax to an investment in the Securities.

FATCA. The Foreign Account Tax Compliance Act (“FATCA”) was enacted on March 18, 2010, and imposes a 30% U.S. withholding tax on “withholdable payments” (i.e., certain U.S.-source payments, including interest (and original issue discount), dividends, other fixed or determinable annual or periodical gain, profits and income, and the gross proceeds from a disposition of property of a type which can produce U.S.-source interest or dividends) and “passthru payments” (i.e., certain payments attributable to withholdable payments) made to certain foreign financial institutions (and certain of their affiliates) unless the payee foreign financial institution agrees (or is required), among other things, to disclose the identity of any U.S. individual with an account at the institution (or the relevant affiliate) and to annually report certain information about such account. FATCA also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or do not certify that they do not have any substantial U.S. owners) to withhold tax at a rate of 30%. Under certain circumstances, a holder may be eligible for refunds or credits of such taxes.

Pursuant to final and temporary Treasury regulations and other IRS guidance, the withholding and reporting requirements under FATCA will generally apply to certain “withholdable payments”, will not apply to gross proceeds on a sale or disposition, and will apply to certain foreign passthru payments only to the extent that such payments are made after the date that is two years after final regulations defining the term “foreign passthru payment” are published. If withholding is required, we (or the applicable paying agent) will not be required to pay additional amounts with respect to the amounts so withheld. Foreign financial institutions and non-financial foreign entities located in jurisdictions that have an intergovernmental agreement with the U.S. governing FATCA may be subject to different rules.

Investors should consult their tax advisors about the application of FATCA, in particular if they may be classified as financial institutions (or if they hold their Securities through a foreign entity) under the FATCA rules.

Backup Withholding and Information Reporting. The proceeds received from a taxable disposition of the Securities will be subject to information reporting unless you are an “exempt recipient” and may also be subject to backup withholding at the rate specified in the Code if you fail to provide certain identifying information (such as an accurate taxpayer number, if you are a U.S. holder) or meet certain other conditions.

Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against your U.S. federal income tax liability, provided the required information is furnished to the IRS.

U.S. Federal Estate Tax Treatment of Non-U.S. Holders. A Security may be subject to U.S. federal estate tax if an individual non-U.S. holder holds the Security at the time of his or her death. The gross estate of a non-U.S. holder domiciled outside the U.S. includes only property situated in the U.S. Individual non-U.S. holders should consult their tax advisors regarding the U.S. federal estate tax consequences of holding the Securities at death.

Proposed Legislation. In 2007, legislation was introduced in Congress that, if it had been enacted, would have required holders of Securities purchased after the bill was enacted to accrue interest income over the term of the Securities despite the fact that there will be no interest payments over the term of the Securities.

Furthermore, in 2013, the House Ways and Means Committee released in draft form certain proposed legislation relating to financial instruments. If it had been enacted, the effect of this legislation generally would have been to require instruments such as the Securities to be marked to market on an annual basis with all gains and losses to be treated as ordinary, subject to certain exceptions.

It is not possible to predict whether any similar or identical bills will be enacted in the future, or whether any such bill would affect the tax treatment of your Securities. You are urged to consult your tax advisor regarding the possible changes in law and their possible impact on the tax treatment of your Securities.

Both U.S. and non-U.S. holders are urged to consult their tax advisors concerning the application of U.S. federal income tax laws to their particular situations, as well as any tax consequences of the purchase, beneficial ownership and disposition of the Securities arising under the laws of any state, local, non-U.S. or other taxing jurisdiction (including that of BNS and those of the underlying constituent issuers).

Material Canadian Income Tax Consequences

See “Supplemental Discussion of Canadian Tax Consequences” in the accompanying product supplement.

Additional Terms of the Securities

The sections “General Terms of the Notes — Market Disruption Events” and “— Unavailability of the Closing Value of a Reference Asset; Adjustments to a Reference Asset — Unavailability of the Closing Value of a Reference Index; Alternative Calculation Methodology” in the accompanying product supplement are superseded and replaced in their entirety with the corresponding sections below.

Market Disruption Events

The calculation agent will determine the closing level, and thereafter the corresponding initial level, autocall barrier, downside threshold, final level and/or any other relevant term, as applicable (the “applicable level”), of the underlying asset and whether the closing level of the underlying asset is equal to or greater than the autocall barrier on the observation date and/or whether the final level of the underlying asset is greater than, less than, or equal to the initial level and/or downside threshold on the final valuation date. If the calculation agent determines that, on the observation date or the final valuation date, as applicable, a market disruption event has occurred or is continuing with respect to the underlying asset, such date may be postponed. If such a postponement occurs, the calculation agent will determine the closing level by reference to the closing level for the underlying asset on the first trading day on which no market disruption event occurs or is continuing. In no event, however, will the observation date or the final valuation date be postponed by more than eight trading days. If the observation date or the final valuation date is postponed to the last possible day, but a market disruption event occurs or is continuing on that day, the calculation agent will nevertheless determine the closing level on such day. In such an event, the calculation agent will estimate the closing level that would have prevailed in the absence of the market disruption event.

If the calculation agent postpones the observation date or the final valuation date, the corresponding payment date will be postponed to maintain the same number of business days between the observation date or the final valuation date, as applicable, and the corresponding payment date as existed prior to the postponement.

Notwithstanding the occurrence of one or more of the events below, which may constitute a market disruption event, the calculation agent may waive its right to postpone the observation date or the final valuation date, if it determines that one or more of the below events has not and is not likely to materially impair its ability to determine the closing level of the underlying asset on such date.

Any of the following will be a “market disruption event” with respect to the underlying asset, in each case as determined by the calculation agent:

➢a suspension, absence or material limitation of trading in a material number of underlying constituents (including without limitation any option or futures contract), for more than two hours of trading or during the one hour before the close of trading in the applicable market or markets for such underlying constituents;

➢a suspension, absence or material limitation of trading in option or futures contracts relating to the underlying asset or to a material number of underlying constituents in the primary market or markets for those contracts;

➢any event that disrupts or impairs the ability of market participants in general (i) to effect transactions in, or obtain market values for a material number of underlying constituents or (ii) to effect transactions in, or obtain market values for, futures or options contracts relating to the underlying asset or a material number of underlying constituents in the primary market or markets for those options or contracts;

➢a change in the settlement price of any option or futures contract included in the underlying asset by an amount equal to the maximum permitted price change from the previous day’s settlement price;

➢the settlement price is not published for any individual option or futures contract included in the underlying asset;

➢the underlying asset is not published; or

➢in any other event, if the calculation agent determines that the event materially interferes with our ability, UBS’ ability or the ability of any of our respective affiliates to (1) maintain or unwind all or a material portion of a hedge with respect to the Securities that we, UBS or our respective affiliates have effected or may effect or (2) effect trading in the underlying constituents and instruments linked to the underlying asset generally.

The following events will not be market disruption events with respect to the underlying asset:

➢a limitation on the hours or numbers of days of trading in options or futures contracts relating to the underlying asset or to a material number of underlying constituents in the primary market or markets for those contracts, but only if the limitation results from an announced change in the regular business hours of the applicable market or markets; and

➢a decision to permanently discontinue trading in the option or futures contracts relating to the underlying asset, in any underlying constituents or in any option or futures contracts related to such underlying constituents.

For this purpose, an “absence of trading” in those options or futures contracts will not include any time when that market is itself closed for trading under ordinary circumstances.

Discontinuance of, Adjustments to, or Change in Law Affecting, the Underlying Asset; Alteration of Method of Calculation

If:

➢the index sponsor discontinues publication of the underlying asset; or

➢a change in law occurs with respect to the underlying asset or one or more underlying constituents or the index sponsor otherwise modifies or reconstitutes the underlying asset or one or more underlying constituents in response to what otherwise would have been a change in law, then the calculation agent may select a successor index. A “successor index” is an index that the calculation agent determines (i) is comparable to the underlying asset and (ii) is not subject to a hedging restriction or any other legal or regulatory restriction prohibiting or restricting directly or indirectly, the investment in, or the sale, purchase beneficial ownership, holding or transfer of, or any other transaction or other dealing related to, such index (or any underlying constituent) by any class of eligible potential purchasers of the Securities with respect to such successor index. A successor index is subject to a “hedging restriction” if BNS, UBS or any of our or their affiliates is subject to a trading restriction under our or their respective trading policies that would materially limit the ability of BNS, UBS or any of our or their affiliates to hedge the Securities with respect to such successor index.

If the calculation agent selects a successor index, then the calculation agent will determine the applicable closing level of the underlying asset and/or any other relevant term, as applicable, and the amount payable, if any, on any payment date by reference to such successor index.

Alternatively, if the calculation agent determines that a change in law has occurred or that there is no successor index, then the calculation agent may instead make the necessary determination by reference to a group of stocks, physical commodities, options or futures contracts on physical commodities or another index or indices meeting the requirements (i) and (ii) in the above paragraph, as applicable, and will apply a computation methodology that the calculation agent determines will as closely as reasonably possible replicate the underlying asset (giving effect to any change in law).

In connection with a successor index or replacement basket the calculation agent may make adjustments in the method of calculating that index, the applicable level of the underlying asset and/or any other relevant term, as applicable, that it believes are appropriate to offset, to the extent practical, any change in your economic position as a holder of the Securities resulting solely from such event to achieve an equitable result.

If the calculation agent determines that (i) any underlying constituents or the method of calculating the underlying asset have been changed at any time in any respect that causes the level of the underlying asset not to fairly represent the level of the underlying asset had such changes not been made or that otherwise affects the calculation of the applicable level or any applicable payment on the Securities, (ii) a change in law has occurred with respect to the underlying asset or any underlying constituent or (iii) the index sponsor has modified or reconstituted the underlying asset or one or more underlying constituents in response to what otherwise would have been a change in law, then the calculation agent may make adjustments in the method of calculating the underlying asset that it believes are appropriate to offset, to the extent practical, any change in your economic position as a holder of the Securities resulting solely from such event to achieve an equitable result.

Examples of any such changes that may cause the calculation agent to make the foregoing adjustment include, but are not limited to, additions, deletions or substitutions and any reweighting, rebalancing or reconstitution of the underlying constituents, changes made by the index sponsor under its existing policies or following a modification of those policies, changes due to a change in law or due to the publication of a successor index, changes due to events affecting one or more of the underlying constituents or their issuers or any other underlying constituents, as applicable, or changes due to any other reason. All determinations and adjustments to be made with respect to the applicable level and any applicable payment on the Securities or otherwise relating to the level of the underlying asset will be made by the calculation agent.

If, following the occurrence of any such event, the calculation agent determines that no successor index, replacement basket or alternative method of calculation would be comparable to the original underlying asset, then the calculation agent will deem the closing level of the original underlying asset (or affected underlying constituents) on a trading day reasonably proximate to the date of such event to be its closing level on each remaining trading day to, and including, the final valuation date and will calculate the closing level or final level, as applicable, of the underlying asset giving effect to such deemed level(s).

Change in Law

If (1) one or more underlying constituents is listed or admitted for trading on a non-U.S. exchange or market and (2) the calculation agent determines that a “change in law” (as defined below) occurs, then the calculation agent may take the actions described herein under “— Discontinuance of, Adjustments to, or Change in Law Affecting, the Underlying Asset; Alteration of Method of Calculation”.

A “change in law” will be triggered if due to a change in law event, as defined below, the direct or indirect sale, purchase, beneficial ownership, holding, or transfer of, or any other transaction or other dealing related to, the underlying asset (or an underlying constituent) by (1) any class of eligible potential purchasers of the Securities or (2) BNS, UBS or any of our or their affiliates is prohibited, restricted or otherwise impaired or, after giving effect to any applicable liquidation, unwind or cure period, will be so affected as of a given date (such applicable date, the “change date”).

Any of the following may be determined by the calculation agent to be a “change in law event” with respect to the underlying asset:

➢the adoption of or any change in any applicable law, regulation or order (including, for the avoidance of doubt and without limitation, adoption or promulgation of new regulations authorized or mandated by existing statute) or

➢the promulgation of or any change, announcement or statement of the formal or informal interpretation by any court, tribunal, regulatory or executive authority with competent jurisdiction of any applicable law, regulation or order.

An event will not be a change in law event if the index sponsor publicly announces prior to the change date its intention to comply with the applicable change in law by removing any affected underlying constituents.

Additional Information Regarding Estimated Value of the Securities

On the cover page of this pricing supplement, BNS has provided the initial estimated value for the Securities. The initial estimated value was determined by reference to BNS’ internal pricing models, which take into consideration certain factors, such as BNS’ internal funding rate on the trade date and BNS’ assumptions about market parameters. For more information about the initial estimated value, see “Key Risks — Risks Relating to Estimated Value and Liquidity” herein.

The economic terms of the Securities are based on BNS’ internal funding rate, which is the rate BNS would pay to borrow funds through the issuance of similar market-linked securities, the underwriting discount and the economic terms of certain related hedging arrangements. Due to these factors, the original issue price you pay to purchase the Securities is greater than the initial estimated value of the Securities. BNS’ internal funding rate is typically lower than the rate BNS would pay when it issues conventional fixed rate debt securities as discussed further herein under “Key Risks — Risks Relating to Estimated Value and Liquidity — Neither BNS’ nor SCUSA’s estimated value of the Securities at any time is determined by reference to credit spreads or the borrowing rate BNS would pay for its conventional fixed-rate debt securities”. BNS’ use of its internal funding rate reduces the economic terms of the Securities to you.

We urge you to read the “Key Risks — Risks Relating to Estimated Value and Liquidity” in this pricing supplement for additional information.

Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any)

SCUSA, our affiliate, has agreed to purchase the Securities at the principal amount and, as part of the distribution of the Securities, has agreed to sell the Securities to UBS at the discount specified on the cover hereof. UBS offered the Securities to the public at the issue price set forth on the cover hereof. In accordance with the terms of a distributor accession letter, UBS has been appointed as a distribution agent under the distribution agreement and has agreed to purchase Securities from BNS or its affiliates. At the time we issue the Securities, we will enter into certain hedging arrangements (which may include call options, put options or other derivatives) with UBS or one of its affiliates.

In addition, SCUSA and our other affiliates may use the accompanying product supplement, underlier supplement, prospectus supplement and prospectus to which this pricing supplement relates in market-making transactions after the initial sale of the Securities. While SCUSA intends to make a market in the Securities, it is under no obligation to do so and may discontinue any market-making activities at any time without notice. See “Key Risks — Risks Relating to Estimated Value and Liquidity — The Securities have limited liquidity” herein and the sections titled “Supplemental Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement and prospectus supplement for additional information.

Conflicts of Interest — SCUSA is an affiliate of BNS and, as such, has a “conflict of interest” in this offering within the meaning of the Financial Industry Regulatory Authority, Inc. (“FINRA”) Rule 5121. In addition, BNS will receive the gross proceeds (excluding the underwriting discount) from the initial public offering of the Securities, thus creating an additional conflict of interest within the meaning of FINRA Rule 5121. Consequently, the offering is being conducted in compliance with the provisions of FINRA Rule 5121. SCUSA is not permitted to sell Securities in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

In the ordinary course of their various business activities, SCUSA, UBS and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of BNS. SCUSA, UBS and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Additionally, because UBS, or one of its affiliates, is to conduct hedging activities for us in connection with the Securities, UBS, or its affiliate may profit in connection with such hedging activities. Such profit, if any, will be in addition to the compensation that UBS, or its affiliate, receives for the sale of the Securities to you. You should be aware that the potential to earn fees in connection with hedging activities may create a further incentive for UBS to sell the Securities to you in addition to the compensation they would receive for the sale of the Securities. See “Key Risks — Risks Relating to Hedging Activities and Conflicts of Interest— Hedging activities by BNS and UBS may negatively impact investors in the Securities and cause our respective interests and those of our clients and counterparties to be contrary to those of investors in the Securities” herein for additional information.

SCUSA and its affiliates may offer to buy or sell the Securities in the secondary market (if any) at prices greater than BNS’ internal valuation — The value of the Securities at any time will vary based on many factors that cannot be predicted. However, the price (not including SCUSA’s or any affiliates’ customary bid-ask spreads) at which SCUSA or any affiliate would offer to buy or sell the Securities immediately after the trade date in the secondary market is expected to exceed the initial estimated value of the Securities as determined by reference to our internal pricing models. The amount of the excess will decline to zero on a straight line basis over a period ending no later than 9 months after the trade date, provided that SCUSA may shorten the period based on various factors, including the magnitude of purchases and other negotiated provisions with selling agents. Notwithstanding the foregoing, SCUSA and its affiliates intend, but are not required, to make a market for the Securities and may stop making a market at any time. For more information about secondary market offers and the initial estimated value of the Securities, see “Key Risks — Risks Relating to Estimated Value and Liquidity” herein.

Prohibition of Sales to EEA Retail Investors — The Securities are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (the “EEA”). For these purposes, a retail investor means a person who is one (or more) of the following: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); (ii) a customer within the meaning of Directive (EU) 2016/97, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129, as amended. Consequently no key information document required by Regulation (EU) No 1286/2014 (the “EU PRIIPs Regulation”) for offering or selling the Securities or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the Securities or otherwise making them available to any retail investor in the EEA may be unlawful under the EU PRIIPs Regulation.

Prohibition of Sales to United Kingdom Retail Investors — The Securities are not intended to be offered, sold, distributed or otherwise made available to and should not be offered, sold, distributed or otherwise made available to any retail investor in the United Kingdom (the “UK”). For these purposes, a retail investor means a person who is either one (or both) of the following: (i) not a professional client as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (“EUWA”) or (ii) not a qualified investor as defined in paragraph 15 of Schedule 1 to the Public Offers and Admissions to Trading Regulations 2024. Consequently no disclosure document required by the UK Financial Conduct Authority (the “FCA”) Product Disclosure Sourcebook (“DISC”) for offering, selling or distributing the Securities or otherwise making them available to retail investors in the UK has been prepared and therefore offering, selling or distributing the Securities or otherwise making them available to any retail investor in the UK may be unlawful under DISC and the Consumer Composite Investments (Designated Activities) Regulation 2024.

Validity of the Securities

In the opinion of Fried, Frank, Harris, Shriver & Jacobson LLP, as special counsel to BNS, when the Securities offered by this pricing supplement have been executed and issued by BNS and authenticated by the trustee pursuant to the indenture and delivered, paid for and sold as contemplated herein, the Securities will be valid and binding obligations of BNS, enforceable against BNS in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, receivership or other laws relating to or affecting creditors’ rights generally, and to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). This opinion is given as of the date hereof and is limited to the laws of the State of New York. Insofar as this opinion involves matters governed by Canadian law, Fried, Frank, Harris, Shriver & Jacobson LLP has assumed, without independent inquiry or investigation, the validity of the matters opined on by Osler, Hoskin & Harcourt LLP, Canadian legal counsel for BNS, in its opinion expressed below. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and, with respect to the Securities, authentication of the Securities and the genuineness of signatures and certain factual matters, all as stated in the opinion of Fried, Frank, Harris, Shriver & Jacobson LLP dated August 28, 2026 filed with the SEC as Exhibit 5.3 to the Registration Statement on Form F-3 on August 28, 2026.

In the opinion of Osler, Hoskin & Harcourt LLP, the issue and sale of the Securities has been duly authorized by all necessary corporate action of BNS in conformity with the Indenture, and when the Securities have been duly executed, authenticated and issued in accordance with the Indenture, and delivered against payment therefor, the Securities will be validly issued and, to the extent validity of the Securities is a matter governed by the laws of the Province of Ontario or the federal laws of Canada applicable therein, will be valid obligations of BNS, subject to the following limitations (i) the enforceability of the Indenture may be limited by the Canada Deposit Insurance Corporation Act (Canada), the Winding-up and Restructuring Act (Canada) and bankruptcy, insolvency, reorganization, receivership, preference, moratorium, arrangement or winding-up laws or other similar laws affecting the enforcement of creditors’ rights generally; (ii) the enforceability of the Indenture may be limited by equitable principles, including the principle that equitable remedies such as specific performance and injunction may only be granted in the discretion of a court of competent jurisdiction; (iii) pursuant to the Currency Act (Canada) a judgment by a Canadian court must be awarded in Canadian currency and that such judgment may be based on a rate of exchange in existence on a day other than the day of payment; (iv) the enforceability of the Indenture will be subject to the limitations contained in the Limitations Act, 2002 (Ontario), and such counsel expresses no opinion as to whether a court may find any provision of the Indenture to be unenforceable as an attempt to vary or exclude a limitation period under that Act; and (v) the provisions for the payment of interest (for the purposes of the Criminal Code (Canada)) may be unenforceable if those provisions create an obligation to pay interest in an amount or at a rate prohibited by the Criminal Code (Canada). This opinion is given as of the date hereof and is limited to the laws of the Province of Ontario and the federal laws of Canada applicable therein. In addition, this opinion is subject to customary assumptions about the Trustees’ authorization, execution and delivery of the Indenture and the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated August 28, 2026, which has been filed as Exhibit 5.2 to BNS’ Form F-3 filed with the SEC on August 28, 2026.